Exhibit 99
MGM MIRAGE ANNOUNCES COMMITMENT TO
“REBUILD AND REBUILD QUICKLY” IN MISSISSIPPI
-All employees will retain benefits and payroll for 90 days
with commitment to rehire when resort reopens
-Company establishes recovery fund with $1 million initial donation plus dollar-for-dollar match of all employee donations
LAS VEGAS, September 8, 2005 – MGM MIRAGE announced today that plans for recovery and rebuilding its Beau Rivage Resort in Biloxi, MS are underway. As the assessment process has begun, the company will commit to rebuild the resort, utilize employees in recovery and reconstruction wherever possible and aid impacted employees.
MGM MIRAGE Chairman and Chief Executive Officer Terry Lanni and other senior executives toured the Beau Rivage site on Tuesday, evaluating damage with experts, discussing recovery strategies and meeting with impacted employees as they picked up payroll checks and information on benefit adjustments enacted to aid their plight.
“Viewing the devastation is something I will never forget,” said Mr. Lanni. “What has happened to this community is unimaginable, but we are committed to our employees and neighbors.”
Recovery and Rebuilding
Bobby Baldwin, President and CEO of Mirage Resorts, who also toured the damaged resort on Tuesday said, “We plan to rebuild and rebuild quickly. While we will take the time necessary to carefully assess the situation, we are also dedicated to identifying the fastest way to rebuild and restart the Gulf Coast economy and the lives of our employees and their community.”
To date, MGM MIRAGE has invested some $800 million in Beau Rivage. The resort is considered by many the crown jewel of the Gulf Coast gaming industry. With the announced rebuilding program, MGM MIRAGE will have invested more than $1 billion in the Gulf Coast region once the hotel re-opens.

Workers have already cleared most of the mud and debris from Beau Rivage so assessment of the structural integrity and essential systems such as electricity, plumbing and HVAC can begin.
“Massive numbers of man-hours and labor will be required to restore Beau Rivage and the Biloxi area in general,” said Mr. Baldwin. “We plan to utilize Beau Rivage employees wherever possible.”
Already more than 70 employees have been repositioned to recovery jobs with contractors performing the initial restoration activities. “We currently have 300 such positions available and will continue to fill these with our employees wherever possible,” Mr. Baldwin noted.
Employee Assistance
During the height of Hurricane Katrina, MGM MIRAGE positioned staff in four states preparing recovery efforts in anticipation of the storm’s passing.
In addition to call centers and a check-in website established last week to answer employee questions, Tuesday saw the opening of the Beau Rivage Recovery Center on the grounds of the Beau Rivage employee parking lot.
Payroll checks are being distributed from the Recovery Center to employees still in the area. Checks are being shipped overnight to those who cannot pick them up in person.
“We’ve been able to open a Dining Hall that is serving meals to employees and their families. We will continue to increase the quality and capacity of our assistance as local infrastructure permits. We expect to triple the number of meals we can serve in the next few days,” said Mr. Baldwin.
A Job Center to match available workers with open positions at other MGM MIRAGE properties will soon be up and running at the same location. “For any employees who wish to relocate, we will absorb as many employees as possible into our Nevada operations,” Mr. Baldwin said.
All appropriate remaining items in Beau Rivage retail warehouses, i.e. clothing, will be distributed to employees and their families.
Employment
Beau Rivage employees have remained on payroll with full benefits since the closure of the resort more than a week ago. There has been no interruption in payroll or benefits.
With regard to future employment status, Mr. Lanni announced a commitment to pay employees for 90 days from today.

“We have determined that we will be able to extend payroll and benefits to our 3,400 Beau Rivage employees for an additional 90 days,” he said. “This includes all earned vacation, including additional vacation earned during the next 90 days as well as continuation of full health insurance for those 90 days. Finally, we are committed to rehiring all Beau Rivage employees when the resort reopens.”
Adjustments in employee benefits also have been made to aid employees through the disaster. Co-payments on medical, dental and prescription drug claims are being waived. “Out of Network” restrictions on doctors and pharmacies have been lifted so employees can seek medical attention and fill needed prescriptions in whatever community they have found shelter. The company also will continue to provide 401K matching contributions during this period.
Extending efforts beyond employees and into the Biloxi community, MGM MIRAGE has announced all outstanding vendor invoices will be honored in full.
Employee Contributions
MGM MIRAGE announced a $1 million seed donation to the company’s employee-funded Voice Foundation. The company also will match, without limit, dollar-for-dollar every employee donation made by its 70,000 member workforce through the end of the year.
These funds will be devoted to Beau Rivage employees and their families to aid in their efforts directed at their long-term recovery needs.
“The gaming industry completely turned around the Gulf Coast economy over the past decade. This region will continue to look to our industry to create economic activity. We plan to uphold our commitment to these communities in this extraordinary time of need,” Mr. Lanni said.
Beau Rivage employees are encouraged to call the Beau Rivage Recovery Center at 866-368-7399 to check in and access special payroll and benefit information.
Contact:
James Murren, President and Chief Financial Officer
MGM MIRAGE
(702) 693-8877
Alan Feldman, Senior Vice President of Public Affairs
MGM MIRAGE
(702) 891-7147
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